Exhibit 99.1

Atlanta, Georgia

November 9, 2010

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for the Second Quarter Ended October 2, 2010

Cagle’s, Inc. (AMEX: CGL.A) today reported net income of $3.1 million or $0.67 per share, on net sales of $83.2 million for the second quarter ended October 2, 2010. For the comparable quarter a year ago, which was a fourteen week period, the company reported net income of $0.7 million, or $0.15 per share, on net sales of $87.6 million.

Net sales for the second quarter were up 2.3% or $.035 per pound, versus the fourteen week prior year second quarter adjusted to reflect a thirteen week period, as we experienced a 19% increase in boneless breast and tenders production reflecting the successful transition of our Pine Mountain Valley plant to a deboning facility. Quoted market prices of products for the second quarter of fiscal 2011 versus the same period last year were mixed as boneless breast and tenders increased 23.9%, wings decreased 13.0%, drums decreased 21.0%, leg quarters were 7.5% lower, and whole birds without giblets were quoted 30.7% higher.

Cost of sales for the second quarter of fiscal 2011 of $73.5 decreased 3.2% as compared to the fourteen week prior year second quarter adjusted to reflect a thirteen week period. Operational efficiencies improved supported by larger bird size at our Pine Mountain facility with a second quarter production volume increase of 5.5% and a year to date increase of 7.5% both as compared to adjusted 13 week and 26 week periods of fiscal 2010. Feed ingredient prices for broilers processed in the second quarter of fiscal 2011, which represented 38% of the total cost of sales, decreased 6.0% as compared to the second quarter of fiscal 2010.

As we continue the ongoing transformation of our Pine Mountain Valley operation we are focusing on yield improvements and cost control to maximize our margins as well as providing higher utilization of assets already in place. Over the next two years we expect to more than double our Pine Mountain production, when compared to volumes reflected in fiscal 2010 results, providing operational efficiencies throughout all phases of our company.  Our Collinsville facility continues to expand its value added customer base in the fast food and grocery deli business and is running at better than 100% capacity.

With reduced availability of competing protein we are cautiously optimistic for the remainder of this fiscal year. Recent increases of grain cost will stress margins for all protein producers but chicken remains an excellent cost effective choice for consumers.

For the first two quarters of fiscal 2011, the company reported net income of $6.6 million or $1.42 per share, on net sales of $161.7 million. For the comparable period of fiscal 2010, which was a twenty seven week period, the company reported net income of $2.0 million, or $0.43 per share, on net sales of $165.6 million.

Cagle’s, Inc.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, Chief Executive Officer
and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7 of the Company’s 2010 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended July 3, 2010.

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, except net income per share)

	13 wks ended	14 wks ended	26 wks ended	27 wks ended
	10/02/2010	10/03/2009	10/02/2010	10/03/2009

Net Sales	$83,177	$87,570	$161,748	$165,585

Costs and Expenses:
Cost of Sales	73,533	81,819	141,748	153,527
Selling and Delivery	2,655	2,275	5,102	4,472
General and Administrative	1,856	1,985	3,954	3,650
Total Costs and Expenses	78,044	86,079	150,804	161,649

Operating Income	5,133	1,491	10,944	3,936

Other Income (Expense):
Interest Expense	(338)	(415)	(719)	(857)
Other Income (Expense), Net	34	3	38	5
Total Other Income (Expense), Net	(304)	(412)	(681)	(852)

Income Before Income Taxes	4,829	1,079	10,263	3,084

Income Tax Expense	1,739	388	3,695	1,110

Net Income	$3,090	$691	$6,568	$1,974

Weighted-Average Common Shares Outstanding	4,616	4,616	4,616	4,617
Net Income Per Common Share	$0.67	$0.15	$1.42	$0.43

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	October 2, 2010	April 3, 2010
	(Unaudited)
ASSETS
Cash	$1,833	$1,872
Trade Accounts Receivable, net	16,615	15,769
Inventories	30,314	26,065
Other Current Assets	655	305
Total Current Assets	49,417	44,011

Property, Plant, and Equipment, net	35,366	34,869

Other Assets	4,927	8,739

TOTAL ASSETS	$89,710	$87,619

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Maturities of Long-term Debt	$2,793	$2,685
Accounts Payable	18,293	16,142
Other Current Liabilities	8,888	8,424
Total Current Liabilities	29,974	27,251

Long-Term Debt	17,833	25,033

Total Stockholders’ Equity	41,903	35,335

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$89,710	$87,619